Exhibit 10.11

1690 South Congress Ave., Suite 200
Delray Beach, FL 33445

LETTER AGREEMENT

August 28, 2012

Scott Silverman

Chief Executive Officer

VeriTeQ Acquisition Corporation

1690 South Congress Avenue, Suite 200

Delray Beach, Florida 33445

Dear Mr. Silverman:

This letter agreement (“Letter Agreement”) is intended to summarize the agreements between VeriTeQ Acquisition Corporation (“VTEQ”) and PositiveID Corporation (“PSID”) entered into on or about the date of this Letter Agreement and to memorialize other terms not included in those agreements. The parties have mutually agreed to the following:

(a)

Effective August 28, 2012, PSID and VTEQ entered into an Asset Purchase Agreement (“APA”) whereby PSID sold all of the intellectual property, including patents and patents pending, supporting the Embedded Bio Sensor portfolio of intellectual property.

(b)

Also effective August 28, 2012, PSID and VTEQ entered into a License Agreement whereby PSID licensed from VTEQ all of the intellectual property, including, but not limited to, patents and patents pending supporting PSID’s GlucoChip product in the fields of blood glucose monitoring and diabetes management. Such license is exclusive, perpetual, transferrable, worldwide and royalty free for the life of all patents and patents pending.

(c)

Also effective August 28, 2012, PSID and VTEQ entered into a Second Amendment to Shared Services Agreement. Subject to that amendment the shared services fee is adjusted from $12,000 (twelve thousand and 00/100 dollars) per month to $5,000 (five thousand and 00/100 dollars) per month, effective September 1, 2012.

(d)

VTEQ commits that upon the closing of a financing (equity or debt) with gross proceeds in excess of $1.5 million (one-million, five-hundred thousand and 00/100 dollars), that VTEQ will pay PSID for shared services and advances through December 31, 2012. Such amount as of this date is $61,000. Additionally, any advances pursuant to (e) below will also be paid at closing.

(e)

It is agreed that effective September 1, 2012 Sam Ambrose, Courtney Cady and Mike Galinas will transfer to the VeriTeQ payroll. Any amounts paid by PSID for services rendered after September 1, 2012 to any of the three will be reimbursed by VeriTeQ at the closing of the financing referred to in (d) above.

561.805.8008 • www.positiveidcorp.com • OTCBB:PSID

(f)

Also effective August 28, 2012, PSID and VTEQ entered into the First Amendment to Security Agreement. Pursuant to said agreement, the assets sold in the APA and the royalty payments required are now included in the Security Agreement.

(g)

VTEQ commits that upon the closing of a financing (equity or debt) with gross proceeds in excess of $1.5 million (one-million, five-hundred thousand and 00/100 dollars), that VTEQ will pay PSID an interest and principal payment for the purpose of reducing the outstanding amount subject to the Secured Promissory Note dated January 11, 2012, between VTEQ and PSID. If said financing occurs on or before September 30, 2012, the payment that shall be due on September 30, 2012, will be $47,205 (forty-seven thousand, two-hundred five and 00/100 dollars). Said payment will reduce the total amount due under the aforementioned Secured Promissory Note to $160,000 (one-hundred sixty thousand and 00/100 dollars).

(h)

Pursuant to the Stock Purchase Agreement dated January 11, 2012 and as defined in the APA, under the transferred agreement between Medical Components, Inc. (“Medcomp”), and VTEQ, a 20% (twenty percent) royalty on all gross revenues received by VTEQ from Medcomp shall be paid to PSID. The total cumulative royalty payments from VTEQ to PSID as related to the Medcomp agreement shall not exceed $600,000 (six-hundred thousand and 00/100 dollars) and upon reaching said amount, all future royalty payments shall be terminated.

By signing this Letter Agreement, PSID and VTEQ agree to the terms above.

Sincerely,

/s/ William J. Caragol

William J. Caragol

Chief Executive Officer

Agreed and accepted as of August 28, 2012:

VeriTeQ Acquisition Corporation

By:  /s/ Scott R. Silverman

Scott R. Silverman

Chief Executive Officer